Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Nuveen Investment Trust III:

We consent to the use of our report dated November 26, 2014, with respect to the financial statements of Nuveen Symphony Credit Opportunities Fund, Nuveen Symphony Floating Rate Income Fund, and Nuveen Symphony High Yield Bond Fund, each a series of Nuveen Investment Trust III, as of September 30, 2014, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

January 26, 2015